UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2005

CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
      This report sets forth certain recent developments, and risk factors and material U.S. income tax considerations related thereto, that we believe are important to securityholders.

CapitalSource Inc.

      We are a specialized commercial finance company providing loans to small and medium-sized businesses. Our goal is to be the lender of choice for businesses with annual revenues ranging from $5 million to $500 million that require customized and sophisticated debt financing. We offer a range of senior secured asset based loans, first mortgage loans, senior secured cash flow loans and mezzanine loans to our clients. Although we may make loans greater than $50 million, our loans generally range from $1 million to $50 million, with an average loan size as of August 31, 2005 of $6.4 million, and generally have a maturity of two to five years. As of August 31, 2005, we had 817 loans to 542 clients in 44 states and the District of Columbia with an aggregate outstanding principal amount of $5.2 billion and commitments to lend up to an additional $2.9 billion. For the six months ended June 30, 2005 and 2004, we earned pre-tax income of $138.8 million and $83.5 million, respectively. For the years ended December 31, 2004 and 2003, we earned pre-tax income of $205.4 million and $132.5 million, respectively.

Recent Developments

The REIT Election

      On September 15, 2005, our board of directors authorized us to elect real estate investment trust, or REIT, status for federal income tax purposes for 2006. Our election to be taxed as a REIT does not require the approval of our stockholders.

      We intend to elect REIT status because we believe it will help us to unlock stockholder value. As a “C” corporation, we generally are subject to federal corporate income taxation on our income, and our stockholders are subject to tax on dividends that they receive. In contrast, in any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed to our stockholders as dividends. Our stockholders generally will be subject to taxation on dividends that they receive, other than dividends designated as “capital gain dividends” or “qualified dividend income,” at rates applicable to ordinary income and our corporate stockholders will not be entitled to the dividends received deduction for dividends paid by us. Consequently, qualification for taxation as a REIT will substantially eliminate the “double taxation” at both the corporate and stockholder levels, although as a REIT we will be subject to various other federal, state and local taxes as described under “Material U.S. Federal Income Tax Considerations.”

      We believe the adoption of the REIT structure will enhance the efficiency with which we hold and manage our assets. We will continue to offer each of our existing product offerings following our REIT election and do not expect that our status as a REIT will prevent, or otherwise impair, us from continuing to grow non-real estate portions of our business. At the same time, we expect to begin offering complementary real estate based products and services that we consider natural extensions of our historical loan product offerings and services, including, without limitation, fixed rate loans and sale/leasebacks, in which instead of making a real estate based loan to a prospective client, we will buy the client’s real property and lease it to the client over a long term lease. Due to the efficiencies inherent in the REIT structure, we can originate these complementary, and generally lower yielding, real estate based products and continue to attain our targeted return on our equity.

      To implement our REIT election, we intend to separate our existing, non-qualifying REIT assets, which we will contribute to a taxable REIT subsidiary, or TRS, from our existing qualifying REIT assets, which will be held by us, as the REIT, or in a qualified REIT subsidiary, or QRS. We plan to effect this separation by amending our credit facilities, to the extent required, and establishing one or more new credit facilities at the REIT level through which we will fund the acquisition and origination of qualifying REIT assets. We expect that this internal restructuring, like our REIT election itself, will be transparent to our clients and will not materially affect our day-to-day operations. We do not anticipate that our existing origination, servicing and underwriting operations, as more fully described in our most recent Annual Report on Form 10-K, will materially change as a result of our REIT election and internal restructuring, although the employees who conduct these operations will be employed by a TRS, and we will pay an arm’s length fee to the TRS for services rendered to us.

      As part of our REIT election, we intend to acquire a significant amount of mortgage-backed securities that we believe will enable us to meet the REIT asset and income tests described under “Material U.S. Federal Income Tax Considerations.” We anticipate that we will acquire a material amount of these mortgage-backed securities assets in late 2005 and/or early 2006 to help us qualify as a REIT. We expect to fund these purchases primarily through new credit facilities, utilizing leverage consistent with industry standards for these assets.

E&P Dividend

      To qualify as a REIT, we also will be required to pay to our stockholders a special one-time dividend of our non-REIT earnings and profits attributable to taxable years ending prior to January 1, 2006, which we refer to as the “E&P Dividend.” We anticipate that the E&P Dividend will be approximately $325 million to $375 million.

      Subject to our liquidity position and access to financing, we may offer our stockholders the opportunity to elect to receive the E&P Dividend in cash, shares of our common stock or a combination of cash and shares of our common stock, as more fully described below. Regardless of the form in which it is paid, we expect that the E&P Dividend will be a taxable dividend, even to those stockholders that receive all or part of their portion of the E&P Dividend in shares of our common stock rather than cash. Therefore, each stockholder will be treated for federal income tax purposes as having received a taxable dividend from us, regardless of whether the stockholder will receive its portion of the E&P Dividend entirely in cash, entirely in shares of our common stock, or partly in cash and partly in shares of our common stock. The amount of the taxable dividend to a stockholder for federal income tax purposes will equal the value of the shares of our common stock received by the stockholder on the date received, plus the amount of any cash received by the stockholder.

      The aggregate amount of cash to be received by all stockholders in the E&P Dividend will be limited to approximately 20% of the value of the E&P Dividend. The minimum amount of cash per share that a stockholder will be entitled to receive in the E&P Dividend if the stockholder elects to receive all cash will be 20% of the per share value of the E&P Dividend. Assuming that on the record date for the E&P Dividend we have approximately 135 million shares of common stock outstanding and assuming an aggregate value for the E&P Dividend of $350 million, a stockholder that elects to receive all cash will receive no less than approximately $0.52 per share in cash (equal to the $70 million maximum cash portion of the $350 million E&P Dividend divided by the number of shares outstanding). If the aggregate amount of cash elected by all stockholders does not exceed the maximum cash portion of the E&P Dividend, stockholders electing to receive all cash will receive more than the minimum amount of cash per share. If there are more than 135 million shares of common stock outstanding on the record date our board will set for payment of the E&P Dividend, the per share amount of the E&P Dividend payable to each stockholder will be proportionately reduced.

      We currently plan to pay the E&P Dividend on or before January 31, 2006.

Additional Business Risks

      In undertaking to qualify as a REIT, we will be exposed to various risks that we have not faced in the past. If we fail to comply with the complex rules governing our REIT status following the REIT election, we could suffer adverse tax consequences. As a REIT, we may have to forego otherwise attractive investment opportunities to comply with the REIT qualification requirements, and we will be limited in our ability to fund dividend payments using cash generated through the TRSs. See “Risk Factors — Risks Relating to the REIT Election” for a discussion of these and other risks associated with the REIT election and our operations as a REIT.

Quarterly Dividends

      As a REIT, we intend to pay regular, quarterly dividends beginning in the first quarter of 2006. Actual dividend payments on our common stock following the REIT election are subject to final board of directors approval and will be based on our results of operations, cash flow and prospects at the time, as well as any contractual limitations in our debt instruments. As a result, the level of dividends we pay could be less than our current estimates.

      Currently, we estimate an aggregate annual dividend per share of approximately $2.15 in 2006 and $2.90 in 2007. Our projected dividends are based on a number of assumptions for each relevant period including, without limitation:

•	the number of shares of our common stock outstanding (which assumption does not reflect the issuance of shares as payment of the E&P Dividend),

•	average loans and the yield on those loans,

•	our cost of funds,

•	our blended tax rate,

•	our average leverage,

•	our book value,

•	annualized charge-offs, and

•	income we earn from sources other than current loans, such as our equity investments.

      Each of the assumptions underlying our projected dividends is subject to risks and uncertainties and is subject to change. If one or more of our assumptions turn out to be incorrect, our actual results, including our estimated aggregate annual dividend per share in 2006 and 2007, may materially differ from the projections that are based on these assumptions. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of these and other risks associated with our assumptions.

      We anticipate significant dividend growth from 2006 to 2007 as a result of continued strong growth in our business, as well as the benefits of the REIT structure as our expected originations of qualifying REIT assets increase the percentage of assets we hold in the REIT as opposed to assets held by us through the TRSs.

Reserve Policy Modification

      On September 19, 2005, we announced a modification of our reserve policy that increased our allowance for loan losses to 1.42% effective in the third quarter of 2005. The net effect of the change was a $29.6 million increase in the allowance in August 2005. This increase is based on our management’s decision to increase our general reserve factors.

RISK FACTORS

      An investment in our common stock involves risks. In addition to the matters discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and other information included in our filings with the SEC, you should consider carefully the following risk factors relating to an investment in our common stock. In connection with the forward-looking statements that appear in this report, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the REIT Election

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we will have reduced funds available for distribution to our stockholders, and our income will be subject to taxation at regular corporate rates.

      We are not currently a REIT. To qualify as a REIT, we may need to amend one or more of our existing credit facilities, reposition our assets between the REIT and one or more TRSs and acquire a significant amount of qualifying REIT assets to enable us to satisfy the asset and income tests applicable to REITs under the Internal Revenue Code of 1986, as amended, or the Code. We might not complete the steps necessary to make the REIT election effective for 2006. Furthermore, the transactions that we intend to undertake in order to reposition our existing assets for REIT qualification purposes could result in the recognition of more taxable income or gain than expected, which could have the effect of increasing our required distributions for 2006, triggering unanticipated federal income tax liability, or making it difficult or impossible for us to comply with the REIT qualification requirements for 2006.

      Although we have not requested a ruling from the Internal Revenue Service, or the IRS, as to our qualification as a REIT or as to the federal income tax consequences of our REIT election related restructuring transactions, we expect that upon the completion of the proposed transactions and asset acquisitions necessary for REIT qualification as described above, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we might not succeed in qualifying as a REIT for any particular year. Furthermore, our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT annual income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The IRS could contend that our ownership interests in TRSs or securities of other issuers would give rise to a violation of the REIT requirements.

      If in any taxable year we fail to qualify as a REIT,

•	we will not be allowed a deduction for distributions to stockholders in computing our taxable income; and

•	we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

      Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn would likely have an adverse impact on the value of our common stock. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain statutory provisions. As a result, net income and the funds available for distribution to our stockholders could be reduced for up to five years or longer, which would have an adverse impact on the value of our common stock. Even if we qualify as a REIT, any gain or income recognized by our TRSs, either as a result of regular operations or in connection with our REIT election related restructuring transactions, will be subject to federal corporate income tax and applicable state and local taxes.

As a REIT, we will be limited in our ability to fund dividend payments using cash generated through our TRSs.

      Our ability to receive dividends from the TRSs from which we would make distributions to our stockholders is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include debt instruments secured by mortgages on real property, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt. In addition, at least 75% of our gross income for each taxable year as a REIT must be derived from interest on obligations secured by mortgages on real property or interests in real property, certain gains from the sale or other disposition of such obligations, and certain other types of real estate income. No more than 25% of our gross income may consist of dividends from the TRSs and other non-qualifying types of income. As a result, even if our non-REIT activities conducted through TRSs were to become highly profitable, we might be limited in our ability to receive dividends from the TRSs in an amount required to fund required dividends to our stockholders.

Because the timing of the completion of our REIT election is not certain, we may not realize the anticipated tax benefits from the REIT election for 2006.

      The timing of the completion of our REIT election will depend on our ability to successfully complete the required transactions for qualification as a REIT. We anticipate that the REIT election will be effective January 1, 2006, but the effective date of the REIT election could be delayed. If the transactions contemplated by the REIT election are delayed, we may not be qualified to elect REIT status for 2006. In that event, the benefits attributable to our status as a REIT, including our ability to reduce our corporate-level federal income tax, would not commence on January 1, 2006, and we would continue to pay corporate-level income taxes in 2006. In addition, any delay in our ability to qualify as a REIT could affect our ability to pay and, over time, to increase, our dividends to stockholders until such time, if ever, such election becomes effective.

There are uncertainties relating to our estimate of the E&P Dividend.

      To qualify as a REIT, we will be required to make the E&P Dividend prior to the end of our first taxable year as a REIT, which we expect will be the taxable period ending December 31, 2006. Failure to make the E&P Dividend before December 31, 2006 would result in our disqualification as a REIT. The determination of the amount to be distributed in the E&P Dividend is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently than the IRS. We currently believe and intend that our E&P Dividend will equal the amount required to be distributed to satisfy the requirements relating to the distribution of E&P. There are, however, substantial uncertainties relating to the determination of our E&P Dividend, including the possibility that the IRS could, in any audits for tax years through 2006, successfully assert that our taxable income should be increased, which would increase our E&P. Thus, we might fail to satisfy the requirement that we distribute all of our E&P by the close of our first taxable year as a REIT. Moreover, we cannot now determine whether we will be able to take advantage of the procedures available to cure a failure to distribute all of our E&P or the economic impact on us of doing so.

We intend that the E&P Dividend will be a taxable dividend, notwithstanding any elections by stockholders to receive all or part of their portion of the E&P Dividend in shares of our common stock rather than cash.

      We intend that the entire amount of the E&P Dividend received by each stockholder will be treated for tax purposes as a taxable dividend, regardless of whether the stockholder receives the E&P Dividend in the form of cash or shares of our common stock or a combination of cash and shares of our common stock. Therefore, a stockholder that receives its portion of the E&P Dividend entirely in the form of shares of our common stock would be treated for federal income tax purposes as having received a taxable dividend from us, as would a stockholder that receives its portion of the E&P Dividend entirely in cash or partly in cash and partly in shares of our common stock.

If we permit you to elect to receive your portion of the E&P Dividend in cash, stock or a combination, and we impose a limit on the amount of cash we will pay in the aggregate, the E&P Dividend could be treated for tax purposes as a nontaxable stock dividend, which would preclude an effective distribution of E&P.

      We believe that the E&P Dividend will be taxable in its entirety. However, if we opt to pay a portion of the E&P Dividend in common stock, the IRS could argue that the imposition of the limit on the cash component of the E&P Dividend causes a portion of the common stock component of the E&P Dividend to be treated as a non-taxable stock dividend. Treatment of a portion of the common stock component of the E&P Dividend as a non-taxable stock dividend would reduce the amount of our E&P distributed through the E&P Dividend, and might require us to incur additional expenses and make an additional distribution when we lack the financial resources to do so, or at a time when the tax rate would be less advantageous to our stockholders. An IRS assertion that the distribution of common stock was not a taxable distribution, if successful, would also result in a holder not having been required to recognize income.

If we permit you to elect the form of payment of the E&P Dividend, because the total cash payable to stockholders will be limited, your ability to elect and receive cash will depend on the election made by others.

      If we permit an election of the form of payment of the E&P Dividend, we plan to limit the total amount of cash available for the E&P Dividend to approximately 20% of the total E&P Dividend. The total amount of cash distributed to any particular stockholder will depend upon the extent to which our stockholders collectively elect to receive cash rather than shares of our common stock. If the total amount of cash elected by our stockholders exceeds the maximum cash available in the E&P Dividend, then the available cash may, to some extent, be prorated among our stockholders making cash elections. Therefore, you may not receive the proportion of the dividend in cash that you elect. Assuming that on the record date for the E&P Dividend we have approximately 135 million shares of common stock outstanding and assuming an aggregate value for the E&P Dividend of $350 million, a stockholder that elects to receive all cash will receive no less than approximately $0.52 per share in cash (equal to the $70 million maximum cash portion of the $350 million E&P Dividend divided by the number of shares outstanding). If the aggregate amount of cash elected by all stockholders does not exceed the maximum cash portion of the E&P Dividend, stockholders electing to receive all cash would be expected to receive more than the minimum amount of cash per share. If there are more than 135 million shares of common stock outstanding on the record date our board will set for payment of the E&P Dividend, the per share amount of the E&P Dividend payable to each stockholder will be proportionately reduced.

The current market price of shares of our common stock may not be indicative of the market price of shares of our common stock following the E&P Dividend and REIT election.

      Our current share price may not be indicative of how the market will value shares of our common stock following the REIT election because of the effect of the actual distribution of shares of our common stock and cash in connection with the E&P Dividend, the change in our organization from a taxable corporation to a REIT and our REIT dividend policy, when implemented. In addition, our current stock price reflects the current market valuation of our current business and assets and does not necessarily take into account the changes in our business and operations or the payment of dividends that will occur in connection with and following the REIT election. The current price of our common stock is also affected by general market conditions and the economic and market perception of REIT stocks, as well as prevailing interest rates which, when rising, can result in reduced demand for dividend paying stocks like those offered by REITs.

The extent of our proposed use of TRSs may affect the price of our common shares relative to the share price of other REITs.

      Following our election to be taxed as a REIT, we intend to conduct a significant portion of our business activities through one or more TRSs, which are corporations subject to corporate level income taxes. Our use of TRSs will enable us to engage in non-REIT qualifying business activities. However, under the Code, no more than 20% of the value of the assets of a REIT may be represented by securities of one or more TRSs. This limitation may affect our ability to make investments in non-REIT qualifying operations. Furthermore, our use of TRSs may cause the market to value our common shares differently than the shares of other REITs, which may not use TRSs as extensively as we expect to use them.

The lack of share ownership and transfer restrictions in our charter may affect our ability to qualify as a REIT.

      To qualify as a REIT, we may not have five or fewer individuals who own, directly or indirectly after applying attribution of ownership rules, 50% or more of the value of all outstanding shares of our capital stock. Although it is not required by law or the REIT provisions of the Code, many existing REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which prevent five or fewer individuals from owning, directly or indirectly, 50% or more of the value of the outstanding shares of these entities. We do not have and we may never adopt such share ownership and transfer restrictions. As a result, the possibility exists that five or fewer individuals could acquire 50% or more of the value of all outstanding shares of our capital stock, which could result in our failure to qualify as a REIT or the loss of such qualification in the future.

Certain of our business activities are potentially subject to prohibited transactions tax or corporate level tax.

      REITs are generally passive entities and thus only can engage in those activities permitted by the Code, which for us generally includes our current real estate based lending activities and the complementary activities in which we intend to engage as a REIT. Accordingly, we will need to conduct our existing, non-real estate lending activities through one or more TRSs, which are subject to corporate level tax, because such activities generate non-qualifying REIT income. Also, we will limit the asset disposition activity that we engage in directly (that is, outside of our TRSs) because certain asset dispositions conducted regularly and directly by us could constitute “prohibited transactions” and, thus, could be subject to a 100% penalty tax. In general, prohibited transactions are defined by the Code to be sales or other dispositions of property held primarily for sale to customers in the ordinary course of a trade or business other than property with respect to which a “foreclosure property” election is made.

      By conducting our business in this manner, we believe we will satisfy the REIT requirements of the Code and avoid the 100% tax that could be imposed if a REIT were to conduct a prohibited transaction. We may not always be successful, however, in limiting such activities to any TRSs. Therefore, we could be subject to the 100% prohibited transactions tax if such instances were to occur. The net income of our TRSs will be subject to corporate level income tax.

Legislative or other actions affecting REITs could have a negative effect on us.

      The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, which may have retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

An investment in our shares of common stock involves other tax issues.

      We may face other tax liabilities as a REIT that reduce our cash flow. Even if we become qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including state or local income, property and transfer taxes, such as mortgage recording taxes. Any of these taxes would decrease cash available for distribution to our stockholders. In addition, to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we will hold some of our assets through TRSs. TRSs are corporations subject to corporate-level income tax at regular rates.

      If, during the ten-year period beginning on the first day of the first taxable year for which we qualified as a REIT (expected to be 2006), we recognize gain on the disposition of any property that we held as of such date, then, to the extent of the excess of (i) the fair market value of such property as of such date over (ii) our adjusted income tax basis in such property as of such date, we will be required to pay a corporate-level federal income tax on such gain at the highest regular corporate rate. Although we have no present intention to dispose of any property in a manner that would trigger such tax consequences, such dispositions could occur in the future.

      In addition, the IRS may assert liabilities against us for corporate income taxes for taxable years prior to the time we qualify as a REIT, in which case we will owe these taxes plus interest and penalties, if any. Moreover, any increase in taxable income will result in an increase in accumulated E&P, which could require us to pay an additional taxable dividend to our then-existing stockholders within 90 days of the relevant determination.

      State tax laws may not conform to federal tax law. Though we expect to qualify as a REIT in 2006 for federal income tax purposes, our qualification as a REIT under the laws of each individual state will depend, among other things, on that state’s conformity with federal tax law. If you live in a state whose tax laws do not conform to the federal tax treatment of REITs, even if we do not do business in that state, cash distributions to you may be characterized as ordinary income rather than capital gains for purposes of computing your state taxes. You should consult with your tax advisor concerning the state tax consequences of an investment in our common shares.

      We and some of our stockholders could have federal income tax liability if we recognize any “excess inclusion income.” If we own a residual interest in either a REMIC or taxable mortgage pool, we will be required to allocate excess inclusion income among our stockholders to the extent that such amounts exceed our REIT taxable income, excluding any net capital gain. To the extent that a stockholder is allocated a portion of our excess inclusion income, such excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would be subject to federal withholding tax at the maximum rate (30%), generally being ineligible for a reduction or elimination of such tax under an applicable income tax treaty, in the hands of foreign stockholders. Generally, to the extent that we allocate any excess inclusion income to certain “disqualified stockholders” that are not subject to federal income taxation notwithstanding the foregoing sentence, we would be subject to tax on such excess inclusion income at the highest tax rate. Tax-exempt investors, non-U.S. stockholders and stockholders with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our shares of common stock.

Inability to obtain lender consents may have a material adverse effect on our ability to make the REIT election as intended.

      We may be required to obtain consents from the lenders on our credit facilities as necessary to reposition our qualifying and non-qualifying REIT assets as between us and our TRSs in anticipation of making the REIT election. Given the number of our facilities and lenders on those facilities, we may make the REIT election prior to completing the process of obtaining consents. If we were unable to obtain one or more lender consents, we would not consummate the REIT election unless we believed the lack of those consents would not reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. Such a material adverse effect could still occur, however, which could reduce the value of our common stock.

We could lack access to funds to meet our dividend and tax obligations.

      In addition to the E&P Dividend requirement, we will be required to distribute at least 90% of our REIT taxable income (excluding capital gains) in order to qualify as a REIT and we will need to distribute 100% of our REIT taxable income, including capital gains, in order to eliminate federal income tax liability. Moreover, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, and any undistributed taxable income from prior taxable years. We also could be required to pay taxes and liabilities attributable to periods and events prior to the REIT election and additional taxes if we were to fail to qualify as a REIT. In addition, unless we elect to retain earnings from our TRSs, we will generally be required to refinance debt that matures with additional debt or equity. The amount of funds, if any, available to us could be insufficient to meet our dividend and tax obligations.

We will be dependent on external sources of capital to finance our growth.

      As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our stockholders 90% of our taxable income to qualify as a REIT, including taxable income where we do not receive corresponding cash. Our access to external capital will depend upon a number of factors, including general market conditions, the market’s perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

      To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by any TRSs.

Our management has limited experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.

      The requirements for qualifying as a REIT are highly technical and complex. We have never operated as a REIT and our management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss, which could harm our results of operation, financial condition and business prospects.

The requirements of the Investment Company Act impose limits on our operations that may impact the way we acquire and manage our assets and operations as a REIT.

      We conduct our operations so as not to be regulated as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. We rely on the exclusion provided by Section 3(c)(5) of the Investment Company Act. Our ability to originate loans and acquire other assets may be limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. If we fail to own a sufficient amount of qualifying assets to satisfy the requirements of Section 3(c)(5) of the Investment Company Act and could not rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. The characterization of us as an investment company would require us to either (i) change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) register as an investment company. Any modification of our business plan for these purposes could have a material adverse effect on us. Further, if we were determined to be an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we may be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In addition, in conducting our business, we currently employ a degree of leverage that would not be permissible for a company regulated under the Investment Company Act, and we would have to restructure our operations dramatically, and also possibly raise substantial amounts of additional equity, to come into compliance with the limitations prescribed thereunder. Finally, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate our agreements with affiliates. Any of these results would be likely to have a material adverse effect on our business, our financial results and our ability to pay dividends to stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. Our ability to predict results or the mutual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	our belief that the election of REIT tax status beginning with our 2006 tax year will enhance stockholder value and is the most efficient way to hold our assets;

•	our expectations as to the amount of our historical earnings and profits that we will be required to pay out to our stockholders;

•	our projected dividends for 2006 and 2007;

•	our plans to continue to grow our asset based, corporate finance and real estate lending activities while expanding into complementary lines of business;

•	the occurrence of events that require a change in the timing of the REIT election;

•	variations in our actual pre-REIT earnings and profits that differ from our estimates and result in a lower or higher stockholder distribution;

•	our ability to satisfy complex technical rules to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules;

•	the expected heightened sensitivity of our stock price to our ability to maintain and increase the dividend on our common stock;

•	resolution of, and receipt of final board of directors approval with respect to, relevant legal, accounting and financial matters relating to our election of REIT status for 2006, and no occurrence of other events that require a change in the timing of our REIT election;

•	our ability to restructure our existing credit facilities, to the extent necessary, to permit us to position our assets in the most advantageous manner between the REIT and a taxable REIT subsidiary;

•	our ability to reposition our existing assets in a REIT compliant manner without incurring significant unexpected tax liability;

•	material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price;

•	our ability to access the capital markets on attractive terms or at all to obtain the financing we will need in 2005 to manage the growth of our existing loan portfolio, and the additional capital we will require to operate as a REIT in 2006 and beyond;

•	our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status;

•	potential changes in tax laws that could reduce the benefits we associate with the REIT election;

•	our lack of share ownership limitations and transfer restrictions in our charter could result in our failure to qualify as a REIT if five or fewer individuals were to acquire 50% or more of our outstanding shares of common stock; and

•	the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.

      These risks and uncertainties, together with the information contained under the caption “Risk Factors” beginning on page 5 of this report and in those sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our most recent Annual Report on Form 10-K, should be considered in evaluating any forward-looking statements. All forward-looking statements speak only to events as of the date on which the statements are made. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date on which the statement is made.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

      We currently are not a real estate investment trust, or REIT, for U.S. federal income tax purposes, but we currently intend to elect to be treated as a REIT for our 2006 taxable year. The following discussion describes the material United States federal income tax considerations expected to apply to us and our stockholders as a result of our future election to be treated as a REIT. As used in this discussion, the terms “the Company,” “our company,” “we,” “us,” “our” and “ours” refer solely to CapitalSource Inc. and not to its subsidiaries, except where the context indicates otherwise. Because this is a general summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of our common stock after we elect to be treated as a REIT, it may not contain all the information that may be important to you, and it does not address the tax considerations of owning our common stock prior to our REIT election. As you review this discussion, you should keep in mind that:

•	the tax consequences for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, or the Code,

•	holding shares of our common stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding our shares of common stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold our common stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

      The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to the IRS interpretations and practices includes the IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not requested a ruling from the IRS concerning our election or future qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged. The discussion below is based in part upon the American Jobs Creation Act which was enacted into law in October 2004. As with all new legislation, there is some uncertainty as to the application of several provisions included in the American Jobs Creation Act. In addition, some provisions of this law require the IRS to issue certain substantive and procedural guidance that has not yet been issued. Currently, new legislation, or the 2005 Act, is proposed in Congress. If enacted in its present form, the 2005 Act is expected to revise certain provisions of the American Jobs Creation Act and to provide further technical guidance on certain other provisions of the same law. However, we cannot provide any assurance that the 2005 Act will be adopted in its present form or that administrative guidance will be forthcoming. We cannot provide any assurance that administrative guidance issued after the date hereof will be consistent with our expectations or interpretations of the matters discussed herein.

      You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of shares of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our shares of common stock and potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Taxation of the Company as a REIT

      General. We currently are not a REIT for U.S. federal income tax purposes. Our board of directors, however, has authorized us to elect REIT status for federal income tax purposes for 2006. To qualify as a REIT, we will need to transfer our non-qualifying REIT assets to one or more taxable REIT subsidiaries, or TRSs, and expect to acquire a significant amount of additional REIT qualifying real estate assets. Although we plan to organize and operate in such a manner as to qualify for taxation as a REIT for 2006, we cannot assure you that we will complete all of the necessary transactions to qualify as a REIT for 2006. If we are unable to qualify as a REIT for 2006, then we currently would expect to pursue the necessary steps for us to qualify as a REIT for our 2007 taxable year. Furthermore, the transactions that we intend to undertake in order to reposition our existing assets for REIT qualification purposes could result in the recognition of more taxable income or gain than expected, which could have the effect of increasing our required distributions for 2006, triggering unanticipated federal income tax liability, or making it difficult or impossible for us to comply with the REIT qualification requirements for 2006.

      Our qualification and taxation as a REIT will depend upon our ability to meet initially and on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code, as described in this discussion, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “— Failure to Qualify as a REIT.”

      The sections of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code, provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

      Regular domestic corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income taxation on their net taxable income, and stockholders of regular domestic corporations are subject to tax on dividends that they receive. In any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net taxable income that is distributed currently to our stockholders as dividends. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Currently, however, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, stockholders of regular domestic corporations that are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Still, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular domestic corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

      While as a REIT we generally will not be subject to federal corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal taxes as follows:

(1) We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

(2) Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments;

(3) If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. In general, foreclosure property is property we acquire as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property;

(4) Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

(5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

(6) We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior taxable years;

(7) We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder (as defined below) would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. stockholder in our shares of common stock;

(8) We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary, or TRS), if certain arrangements among us, our TRS, and/or any tenants of ours, as further described below, are not comparable to similar arrangements among unrelated parties;

(9) Under certain REIT savings provisions of the Code, we may be subject to a tax if we fail specified asset tests;

(10) If we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income test or an asset test described in paragraph 9 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure;

(11) If we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares of common stock, and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty;

(12) We will be liable for federal corporate income tax, at the highest applicable corporate rate, on any “built-in gain” that exists with respect to those assets that we own on December 31, 2005, assuming our REIT election is effective as of 2006, if we dispose of those assets prior to January 1, 2016, in a transaction other than repayment at maturity. (This rule applies to assets held outside of any TRSs that we will form to hold a portion of our historic assets. Assets that we contribute to and hold through our TRSs (and the income derived therefrom) will be subject to corporate tax irrespective of the timing of their disposition.) A similar rule would apply to any assets we acquire in a tax-deferred or carryover basis transaction from a regular corporation (including, for example, if we were to liquidate a TRS) in the future. For a discussion of the tax treatment of dividends paid by us attributable to any taxable built-in gains that we may recognize in the future, see “— Taxation of U.S. Stockholders — Distributions to Stockholders — Qualified Dividend Income;” and

(13) If we own a residual interest in either a REMIC or taxable mortgage pool, or TMP, we will pay tax at the highest corporate rate on the amount of any excess inclusion income from those residual interests (or that is allocated to us from a REIT in which we own an interest) to the extent that such excess inclusion income would be allocable to any of our stockholders that are “disqualified organizations.” For a discussion of excess inclusion income, see “— Taxation of the Company as a REIT — Excess Inclusion Income” below.

      Furthermore, notwithstanding our status as a REIT, (a) we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes, (b) our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes, and (c) we and our subsidiaries may have to pay certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our TRSs is subject to federal corporate income tax and all applicable non-U.S., state and local taxes on its net income and operations.

      Requirements for Qualification As a REIT. The Code defines a REIT as a corporation, trust or association —

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be taxed as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder;

(9) that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not need to be met for our first REIT year (currently expected to be the taxable year ending December 31, 2006). For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We expect that we will have outstanding shares of common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6).

      Although it is not required by law or the REIT provisions of the Code, many existing REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which prevent five or fewer individuals from owning, directly or indirectly, 50% or more, by value, of the outstanding shares of these entities. We do not have and we may never adopt share ownership and transfer restrictions. As a result, the possibility exists that five or fewer individuals could acquire 50% or more of our outstanding shares, by value, which could result in our failure to qualify as a REIT. If we fail to satisfy such share ownership requirements and cannot avail ourselves of any statutory relief provisions, we will not qualify as a REIT. See “— Failure to Qualify as a REIT” below. Nevertheless, we will be treated as having met the requirements of (6) above, so long as we do not know, and upon the exercise of reasonable diligence would not have known, of ownership by stockholders in violation of this requirement, provided that we comply with Treasury Regulations that require us to send annual letters to our stockholders of record inquiring about the ownership of our stock. We intend to comply with the annual letters requirement and to regularly monitor securities filings by our significant stockholders.

      Non-REIT Earnings and Profits. A REIT will be taxed as though it did not make a REIT election if it has at the end of any taxable year any undistributed earnings and profits, or E&P, that are attributable to a non-REIT “C” corporation taxable year, which, in our case, includes all of our undistributed E&P from the time of our incorporation (including all E&P to which we succeeded in connection with our incorporation transactions in 2003) through December 31, 2005, assuming our REIT election is effective for 2006. Accordingly, we have until December 31, 2006 to distribute such E&P. We intend to make a dividend distribution to stockholders on or before January 31, 2006, to eliminate all of our non-REIT E&P. However, the computation of E&P is highly technical and complex and, although we believe that we will be able to calculate our E&P accurately, there can be no assurance that we will distribute all of our non-REIT E&P prior to December 31, 2006. If the IRS were to successfully assert that we did not distribute all of our non-REIT E&P prior to December 31, 2006, we could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute any remaining non-REIT E&P. The deficiency dividend procedures would require us to make a dividend distribution to stockholders in addition to the regularly required REIT distributions within 90 days of the determination, and to file a claim for a dividend paid deduction within 120 days of the determination. In addition, we would have to pay to the IRS interest on the non-REIT E&P not distributed prior to the end of 2006.

      Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). All assets, liabilities and items of income, deduction and credit of the QRS will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A QRS will not itself be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

      Taxable REIT Subsidiaries. A “taxable REIT subsidiary,” or TRS, is an entity that is taxable as a regular corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a TRS under Section 856(l) of the Code. A TRS also includes any entity that is taxable as a regular corporation in which a TRS of ours owns, directly or indirectly, securities representing more than 35% of the vote or value. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

      Unlike a QRS, the income and assets of our TRSs are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Rather, for REIT asset and income testing purposes, we take into account our interest in a TRS’ securities and the income and gain we derive therefrom. A TRS can engage in activities or hold assets that could not be performed or held directly by the REIT or partnership subsidiaries of the REIT without affecting REIT compliance, such as engaging in the active business of originating, holding and selling non-real estate loans. However, certain restrictions will be imposed on our ability to own, and our dealings with, TRSs. These restrictions are intended to ensure that TRSs comprise a limited amount of our business (not more than 20% of our total assets) and that TRSs remain subject to an appropriate level of federal income taxation. These restrictions are discussed in detail under “— Requirements for Qualification As a REIT— Income Tests,” “— Requirements for Qualification As a REIT— Asset Tests,” and “— Requirements for Qualification As a REIT— Tax Aspects of Our Investments in Taxable REIT Subsidiaries” below.

      Income Tests. To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from some types of temporary investments. Income qualifying for the 75% gross income test generally includes:

•	rents from real property,

•	interest on debt secured by mortgages on real property or on interests in real property,

•	dividends or other distributions on, and gain from the sale of, shares in other REITs,

•	gain from the sale of real property or mortgages on real property,

•	amounts received in consideration for entering into an agreement to make a loan secured by real property or on interests in real property, or to purchase or lease real property (including interests in real property and interests in mortgages in real property) other than amounts the determination of which depends in whole or in part on the income or profit of any person,

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC, and

•	income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

      Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities.

      Our income for purposes of these tests includes our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes. Our allocable share of the income from an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our capital interest in that entity.

      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales, and

•	an amount that depends in whole or in part on the income or profits of a debtor, to the extent such amount is attributable to qualified rents received by a debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

      If a loan contains a shared appreciation feature (generally, a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date), the income attributable to the shared appreciation feature will be treated as gain from the sale of the property securing the loan for purposes of the gross income tests and the prohibited transactions tax rules.

      Interest, original issue discount and market discount on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

      Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations, or CMOs, generally will not be qualifying income for purposes of the 75% gross income test, since such individual CMOs generally are not considered directly secured by interests in real property. However, the interest income such instruments generate may nonetheless qualify for purposes of the 95% gross income test.

      Whether income received with respect to a “hypothecation” loan (a loan secured by another loan) that is secured by a mortgage loan will be qualifying income for purposes of the 75% gross income test will depend on the facts and circumstances of each case. In Revenue Ruling 80-280, the IRS concluded that a hypothecation loan can qualify as a real estate asset for REIT testing purposes and thus can generate REIT qualifying income if it has certain characteristics noted in that ruling and represents an investment exclusively in mortgage loans. Although such a hypothecation loan likely will generate qualifying income for purposes of the 75% gross income test, we can give no assurance that such interest income will in fact be treated as such at all times, that hypothecation loans we hold will always be treated as a real estate assets, or that the IRS will not challenge the qualification of income from such loans under the 75% gross income test. If income on hypothecation loans does not qualify for the 75% gross income test, it may nonetheless qualify for purposes of the 95% gross income test.

      Among the assets we expect to hold are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we originate may not meet all of the requirements for reliance on this safe harbor. As a result, there can be no assurance that the IRS will not challenge the qualification of the interest generated by these loans under the 75% gross income test.

      Fee Income. We may receive various fees in connection with mortgage loans and leasing transactions. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, or to purchase or lease real property, interests in real property and interests in mortgages in real property. Therefore, commitment fees received in connection with such loans will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing the loan or servicing debt instruments issued in securitizations are not qualifying income for purposes of either income test. If these fees are earned by a TRS, then the income from these services will not be included for purposes of our income tests. As a result, our TRS may perform activities that would yield non-qualifying income to us.

      Rents from Real Property. We expect to hold some real property that we lease to commercial tenants either on a triple-net basis or as part of sale and leaseback transactions. Rents we receive under such transactions generally will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above, provided that the following conditions are met:

•	First, the transaction underlying the real property must qualify as a “true lease” for federal income tax purposes. The determination of whether a lease is a true lease for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner; and

•	the extent to which the property owner retains the risk of loss with respect to the property or the potential for economic gain with respect to the property.

•	Second, the amount of rent must not depend in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not fail to be treated as “rents from real property” solely by reason of being dependent on a fixed percentage or percentages of receipts or sales.

•	Third, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests. An exception applies to a related party that is a TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Fourth, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fifth, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only permitted to directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through either an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or a TRS, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as “rents from real property,” but the impermissible tenant service income itself will not qualify as “rents from real property.”

      Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not intend to structure any leases of real property in a manner that would produce non-qualifying income. In addition, we intend to monitor the activities at our properties to ensure that we do not provide services that will cause us to fail to meet the income tests.

      Hedging Transactions. From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income solely for purposes of the 95% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Qualified Temporary Investment Income. For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our shares or certain long-term debt obligations, in stock and debt obligations during the one-year period beginning on the date we receive the new capital.

      Income from Foreclosure Property. If we acquire real property and personal property incident to such property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property, and if we make a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income we realize from such property generally will be subject to tax at the maximum federal corporate tax rate, regardless of whether we distribute such income to our stockholders currently or not. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income test purposes even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election.

      Failure to Satisfy the Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the IRS a schedule describing each item of our gross income.

      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

      Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets, as follows:

(1) At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities. Real estate assets include debt instruments secured by mortgages on real property, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt;

(2) Not more than 25% of our total assets may be represented by securities, other than those described in (1) above;

(3) Except for securities described in (1) above and securities in TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

(4) Except for securities described in (1) above and securities in TRSs, we may not own more than 10% of any one issuer’s outstanding voting securities;

(5) Except for securities described in (1) above, securities in TRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(6) Not more than 20% of the value of our total assets may be represented by the securities of one or more TRS.

      Our assets for purposes of the asset tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test only, our allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests in such entity and certain other securities issued by such entity.

      For purposes of the asset tests, a regular or residual interest in a REMIC generally is treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning directly our proportionate share of the assets of the REMIC.

      Non-REMIC CMOs generally are not qualifying real estate assets because individual CMOs generally are not considered directly secured by interests in real property.

      Whether a hypothecation loan secured by a mortgage loan will be a real estate asset will depend on the facts and circumstances of each case. The IRS has published guidance on the treatment of certain hypothecation loans as qualifying real estate assets in Revenue Ruling 80-280. Generally, these guidelines are intended to ensure that the hypothecation loans represent investments exclusively in mortgage loans. Although a hypothecation loan that fits within the published guidance likely will constitute a real estate asset, there is no assurance that such loan will in fact be treated as a real estate asset at all times, or that the IRS will not challenge the qualification of such loans as real estate assets.

      Whether a mezzanine loan secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage on a real property, will constitute a qualifying real estate asset will depend on the facts and circumstances. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the treatment of the mezzanine loans as qualifying real estate assets for the REIT asset test purposes.

      Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities we own for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed below; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (generally, obligations to pay rent after the close of the taxable year, other than such agreements with related party tenants); (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS.

      In addition, for purposes of the 10% value test only, to the extent we hold debt securities that are not described in the preceding paragraph, (a) any such debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) any such debt instrument that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

      Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled TRSs, own any securities not described in the preceding paragraph that have an aggregate value greater than 1% of the issuer’s outstanding securities, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a “straight debt” security if either (a) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (b)(i) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and (ii) not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

      With respect to each issuer of securities we currently own or expect to own that does not qualify as a REIT, a qualified REIT subsidiary or a TRS, we believe the value of the securities of such issuer (including unsecured debt but excluding any equity interest if such issuer is a partnership) that we own or we expect to own does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the considerations described above). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

      After initially meeting the asset tests for our first calendar quarter as a REIT, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

      Furthermore, the failure to satisfy certain asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure the failure by disposing of sufficient assets to cure the violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests (including the 75%, 25% and the 20% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause, and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets. The applicable Treasury Regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions. If the 2005 Act is enacted in its present form, this REIT savings provision also would apply to any de minimis failure to satisfy the 75%, 25% or 20% asset tests provided that such failure meets the requirements for the application of this provision, including the payment of any applicable penalty.

      We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

      Annual Distribution Requirements. To qualify as a REIT, we generally must make distributions as dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

      Dividend distributions must generally be made during the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute as a dividend all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

      Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed as dividends and amounts retained for which federal income tax was paid if we fail to distribute by the end of a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

      We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on the gain. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. This may be due to differences in timing between the actual receipt of income and the actual payment of deductible expenses and the inclusion of that income and the deduction of those expenses in determining our REIT taxable income. Possible examples of these timing differences include:

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayment but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have stated redemption price at maturity that is greater than our tax basis in those loans.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

      Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and we also may be required to pay the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

      Sale/Leaseback Transactions. To the extent that we enter into any sale and leaseback transaction, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property that has leased the property to a tenant or the holder of debt secured by the property. The IRS may take the position that specific sale/leaseback transactions that we may treat as a sale and lease should be treated as a financing, or vice-versa. If a sale/leaseback transaction that we characterized in one way were then recharacterized by the IRS, this could affect our ability to satisfy the REIT income and assets and the REIT distribution requirement for the years for which a sale/leaseback transaction were recharacterized. Therefore, such a recharacterization could cause us to fail to qualify as a REIT. See “— Failure to Qualify as a REIT” below.

      Recordkeeping Requirements. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

      Failure to Qualify as a REIT. If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “— Requirements for Qualification As a REIT— Asset Tests” and “— Requirements for Qualification As a REIT— Income Tests”), we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings. In addition, all of our distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at long-term capital gain rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

      Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a TMP under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities;

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets; and

•	no election is made to treat the entity as a REMIC.

      Under the Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

      Our future financing and securitization arrangements may cause us to be treated as owning an interest in one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation separate from the entity for federal income tax purposes.

      If we own less than all of the equity interests in a TMP or if we own an interest in an entity treated as a partnership for federal income tax purposes that owns an equity interest in a TMP, the TMP would be subject to taxation as a corporation. In addition, owning less than all of the equity interests of a TMP could adversely affect our compliance with the REIT income and asset tests.

      If we or our qualified REIT subsidiary or a disregarded subsidiary owns all of the residual interests in a TMP, however, the TMP will not be treated as a separate corporation that is subject to corporate income tax, and the TMP classification will not directly affect our tax status of the REIT. We and our stockholders will nonetheless be subject to special income recognition rules. See “— Taxation of the Company as a REIT — Excess Inclusion Income” below.

      We intend to monitor the structure of any TMPs in which we acquire an interest to ensure that they will not adversely affect our status as a REIT. As a result, we could be limited in our ability to sell to outside investors debt securities or equity interests in our securitizations. These limitations could preclude us from using certain techniques to maximize our returns from securitization transactions.

      Excess Inclusion Income. If we own a residual interest in a REMIC or all of the residual interests in a TMP, a portion of our income attributable to the REMIC or TMP, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a TMP over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price at the beginning of the quarter multiplied by (ii) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Any excess inclusion income allocable to us will be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity. See “— Annual Distribution Requirements Applicable to REITs” below.

      We will be required to allocate excess inclusion income among our stockholders to the extent that such amounts exceed our real estate investment trust taxable income (our taxable income adjusted for several items including a deduction for dividends paid) excluding any net capital gain. It is not clear how excess inclusion income should be allocated among shares of different classes of our shares or how such income is to be reported to stockholders. To the extent that a stockholder is allocated a portion of our excess inclusion income, such excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would be subject to federal withholding tax at the maximum rate (30%), generally being ineligible for a reduction or elimination of such tax under an applicable income tax treaty, in the hands of foreign stockholders. Although the law on the matter is unclear with regard to TMP interests, to the extent that we allocate any excess inclusion income to certain “disqualified stockholders” that are not subject to federal income taxation notwithstanding the foregoing sentence, we would be subject to tax on such excess inclusion income at the highest tax rate.

      A “disqualified stockholder” includes:

•	the United States,

•	any state or political subdivision of the United States,

•	any foreign government,

•	any international organization,

•	any agency or instrumentality of any of the foregoing,

•	any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and

•	any rural, electrical or telephone cooperative.

      Tax-exempt investors, non-U.S. stockholders and stockholders with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our shares of common stock.

      Prohibited Transactions Tax. Any gain realized by us on the sale, which may include taxable contribution of loans to a securitization entity, of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Any income from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) we capitalized expenditures on the property in the four years preceding sale that are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

      While we intend to hold our assets for investment with a view to long-term appreciation, some of the financing techniques we expect to use as part of our investment strategy may result in us recognizing gain for federal income tax purposes, and we cannot provide any assurance that the IRS might not contend such financing techniques resulted in prohibited transactions or that such gains were subject to the 100% penalty tax.

Tax Aspects of Our Investments in Partnerships and Limited Liability Companies

      Generally, a partnership or a limited liability company will be treated as a partnership or disregarded as an entity separate from its owner for federal income tax purposes, depending on the number of owners, unless it makes an affirmative election to be treated as an association taxable as a corporation for federal income tax purposes. However, under certain circumstances, a partnership or a limited liability company may nonetheless be taxed as an association taxable as a corporation for federal income tax purposes. In particular, a partnership or a limited liability company may be treated as such association if it meets requirements for a “publicly traded partnership” for federal income tax purposes based on the ownership diversification and transferability of its equity interests. Alternatively, a partnership or a limited liability company may affirmatively make an election to be treated as an association taxable as a corporation for federal income tax purposes. One or more of our wholly owned subsidiaries is expected to make this election in connection with our REIT election. If a partnership or limited liability company in which we made an equity investment, and which did not otherwise make an election to be treated as an association taxable as a corporation for federal income tax purposes, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Requirements for Qualification as a REIT — Asset Tests” and “— Requirements for Qualification as a REIT — Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

      In general, entities that are classified as partnerships or as disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income and asset tests based on our capital interest in such entity, but the actual computation of our REIT taxable income will be based on our distributive share of such items determined under the applicable partnership or limited liability company agreement or under the applicable provisions of the

Code and the Treasury Regulations thereunder. In addition, to the extent we enter into joint ventures with third parties who contribute properties to such joint ventures on a tax-deferred basis, the allocation of the items of income, gain, loss, deduction and credit may be different from our pro-rata ownership of the joint ventures’ capital.

Tax Aspects of Our Investments in Taxable REIT Subsidiaries

      To the extent we and a corporation make an election to treat such corporation as our TRS, such corporation will not qualify as a REIT and therefore will pay federal, state and local income taxes on its net income at normal corporate rates. To the extent that a TRS of ours pays such taxes, the cash available for distribution to stockholders will be reduced accordingly. However, to the extent that our TRS pays dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gain rates, rather than at ordinary income rates. See “— Taxation of U.S. Stockholders — Distributions to Stockholders — Qualified Dividend Income.”

      Certain restrictions are imposed on a TRS to ensure that such entities will be subject to an appropriate level of federal income taxation. For example, our TRS may not deduct interest payments made in any year to us to the extent that such payments exceed, generally, 50% of its adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our TRSs to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for payments to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for any of the safe harbor provisions contained in the Code.

      To the extent that we use a TRS of ours to provide services with respect to our investments or financing (including securitizations) to our tenants or borrowers, we anticipate that any fees paid to the TRS for tenant services will reflect arm’s length rates. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

      Our ownership of the securities of TRSs is currently subject to certain asset tests. These tests restrict the ability of our TRSs to increase the size of their businesses unless the value of our assets increases at a commensurate rate. See “— Requirements for Qualification As a REIT — Asset Tests,” above.

Taxation of Holders of Shares of Our Common Stock

      As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of shares of our common stock described in this discussion that is for United States federal income tax purposes:

(1) a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

(2) a corporation or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

(3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

(4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

      In the case of a partnership that holds shares of our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds shares of our common stock, that is not a U.S. stockholder.

Taxation of U.S. Stockholders

Distributions to Stockholders

      General. As long as we qualify as a REIT, distributions made to taxable U.S. stockholders of our shares out of current or accumulated earnings and profits that are not designated as capital gain dividends or as qualified dividend income, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, if we issue preferred shares, our earnings and profits will be allocated first to distributions with respect to the preferred shares and then to the shares of common stock. Corporate stockholders will generally not be eligible for the dividends received deduction with respect to these distributions.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. stockholder’s shares, the distributions will be taxable as capital gain, assuming the shares are a capital asset in the hands of the U.S. stockholder.

      Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

      Capital Gain Dividends. We may elect to designate distributions attributable to our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their shares. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

      Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gain in their income. If we make such an election, U.S. stockholders (a) will include in their income as long-term capital gain their proportionate share of such undistributed capital gain and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gain and thereby receive a credit or refund for such amount. A U.S. stockholder will increase its basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

      With respect to U.S. stockholders of our shares who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

      We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

      Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

      Qualified Dividend Income. A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” to the extent that such amount is attributable to amounts described in (a) through (c) below, and we properly designate it as “qualified dividend income.” Qualified dividend income is taxable to non-corporate U.S. stockholders at long-term capital gain rates, provided that the stockholder has held the shares of common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares of common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from regular corporations (including our TRSs);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.

      Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (generally excluding a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the shares of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

      If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the stockholder as capital gain or as qualified dividend income will be indicated to U.S. stockholders on IRS Form 1099-DIV.

      Excess Inclusion Income. If “excess inclusion income” from a TMP or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “ — Taxation of the Company as a REIT” above.

      Other Tax Considerations. Distributions made by us with respect to our shares of common stock and gain arising from the sale or exchange of our shares of common stock by a U.S. stockholder will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends, capital gain from the disposition of our shares of common stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain will be taxed at ordinary income tax rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. The operating or capital losses will be carried over by us for potential offset against our future income, subject to applicable limitations. For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our stockholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Sale of Shares of Our Common Stock

      Upon any taxable sale or other disposition of shares of our common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted tax basis in such shares of our common stock for federal income tax purposes.

      Gain or loss will be capital gain or loss if the shares of our common stock have been held by the U.S. stockholder as capital assets. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate holder on the sale of our shares of common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

      In general, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent that the U.S. stockholder previously received distributions from us that were required to be treated by such U.S. stockholder as long-term capital gain.

Taxation of Non-U.S. Stockholders

      Distributions. Distributions with respect to shares of our common stock by us to a non-U.S. stockholder generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits unless (a) the dividend is designated as a capital gain dividend and is not attributable to the disposition of a U.S. real property interest or (b) the dividend is attributable to the disposition of a U.S. real property interest and either (i) our shares of common stock are not regularly traded on an established securities market located in the United States, or (ii) the non-U.S. stockholder owns more than 5% of the class of our common stock with regard to which the distribution is paid at any time during the tax year in which the distribution is received. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is “excess inclusion income.” “Excess inclusion income” will generally be allocated to our stockholders to the extent we have “excess inclusion income” that exceeds our REIT taxable income in a particular year. See “— Taxation of the Company as a REIT — Excess Inclusion Income” above. Dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of U.S. stockholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will reduce the non-U.S. stockholder’s adjusted basis in its shares of common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will be treated as gain from the sale of its shares of common stock, the tax treatment of which is described below. See “— Taxation of Non-U.S. Stockholders — Sale of Shares of Our Common Stock.”

      Distributions to a non-U.S. stockholder that are designated by us as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

•	such distribution is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax, as discussed above; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

      In addition, distributions attributable to gain from sales or exchanges by us of U.S. real property interests with respect to a class of shares that is not regularly traded on an established securities market located in the United States or is paid to a non-U.S. stockholder who owns, at any time during the tax year in which the distribution is received, more than 5% of the class of shares with regard to which the distribution is paid will be taxed under the Foreign Investment in Real Property Tax Act, or FIRPTA. For a non-U.S. stockholder that is not subject to FIRPTA tax with respect to a capital gain dividend because the non-U.S. stockholder owns 5% or less of our common stock during the relevant period, the dividend will be treated as an ordinary dividend for U.S. federal income tax and withholding purposes. If the 2005 Act is enacted in its present form, the 5% or less stock ownership requirement would have to be met at all times during the one-year period on the date of the distribution.

      Generally, for purposes of FIRPTA, a loan secured by a mortgage on real property in the United States is not considered a U.S. real property interest. However, a loan which provides for the right to share in the appreciation in the value, or in the gross or net proceeds or profits generated by, U.S. real property is considered a U.S. real property interest. In addition, an equity interest in a “United States real property holding corporation,” or “USRPHC,” is considered a U.S. real property interest. A U.S. corporation is a USRPHC if at least 50% of the value of the real property and certain other assets consists of U.S. real property interests. Given the expected nature of our investments, some of our investments may be considered U.S. real property interests, and amounts we distribute to our non-U.S. stockholders attributable to the gain from the sale or other disposition by us of such assets would be subject to FIRPTA.

      A non-U.S. stockholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described above. We will be required to withhold and remit to the IRS 35% (or 15% to the extent provided for in Treasury Regulations) of any distribution to non-U.S. stockholders that is either designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided for in Treasury Regulations) of a distribution that could have been designated as a capital gain dividend, whether or not such distribution is attributable to the sale of a U.S. real property interest. Distributions can be designated as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

      Sale of Shares of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our common stock generally would not be subject to U.S. taxation unless:

•	the investment in shares of our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to any gain;

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case any gain from the sale or exchange of our shares of common stock will be included in determining the individual’s net capital gain from U.S. sources for the taxable year, subject to a 30% withholding tax; or

•	the shares of our common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

      The shares of our common stock will not constitute a U.S. real property interest if we are not a USRPHC. As discussed above, given the expected nature of our investments, we do not expect that we will be a USRPHC, but we cannot provide assurance that we will not be a USRPHC.

      Even if we are a USRPHC, shares of our common stock will not constitute a U.S. real property interest if we are a domestically-controlled qualified investment entity. We will be a domestically-controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. stockholders.

      We expect that we will be a domestically controlled REIT and, therefore, that the sale of shares of our common stock would not be subject to taxation under FIRPTA. During the periods in which our shares are publicly traded, however, we cannot guarantee that we will in fact be a domestically-controlled qualified investment entity.

      Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells our shares, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the shares of our common stock are considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

•	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding shares of our common stock being sold throughout the shorter of the period during which the non-U.S. stockholder held the shares or the five-year period ending on the date of the sale or exchange.

      If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain on a net basis in a manner similar to the taxation of a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

      Provided that a tax-exempt holder has not held our shares of common stock as “debt financed property” within the meaning of the Code, or has otherwise held or used them in a trade or business, generally, the dividend and interest income from us will not be unrelated business taxable income, or UBTI, to a tax-exempt holder. Similarly, income from the sale of a common share will not constitute UBTI unless the tax-exempt holder has held its security as debt financed property within the meaning of the Code or has held or used the common share in a trade or business. To the extent, however, that we (or a part of us, or a disregarded subsidiary of ours) are a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to “excess inclusion income” may be subject to tax as UBTI. “Excess inclusion income” will generally be allocated to our stockholders to the extent we have “excess inclusion income” that exceeds our REIT taxable income in a particular year. See “— Taxation of the Company as a REIT — Excess Inclusion Income” above.

      Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares of common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

      A REIT is a “pension held REIT” if it meets the following two tests:

(1) it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

      The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the current estimated ownership of shares of our common stock, we do not expect to be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

      U.S. Stockholders. In general, information-reporting requirements will apply to distributions with respect to, and the proceeds of the sale of, our shares of common stock discussed herein to some holders, unless an exception applies.

      The payor is required to backup withhold tax on such payments (currently at the rate of 28%) if (a) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

      In addition, a payor of dividends or interest on our shares of common stock discussed herein will be required to backup withhold tax if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

      Some U.S. stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

      The payor will be required to furnish annually to the IRS and to holders of our shares of common stock information relating to the amount of dividends and interest paid on our shares of common stock, and that information reporting may also apply to payments of proceeds from the sale of our shares of common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

      Non-U.S. Stockholders. Generally, information reporting and backup withholding requirements described above for a U.S. stockholder will apply to a non-U.S. stockholder with respect to distributions on, or the proceeds from the sale of, our shares of common stock.

      The proceeds of a disposition by a non-U.S. stockholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting (but not the backup withholding) generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

      Generally, non-U.S. stockholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our shares of common stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

      Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our shares of common stock discussed herein.

State and Local Taxes

      We and the holders of shares of our common stock may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of the holders of shares of our common stock may not conform to the federal income tax treatment discussed above. Prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock.

Tax Shelter Reporting

      If a holder of shares of our common stock recognizes a loss as a result of a transaction with respect to shares of our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 6, 2005	/s/ Steven A. Museles
Steven A. Museles
Senior Vice President, Chief Legal Officer and Secretary